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                                                                    EXHIBIT 99.1

SELECT THERAPEUTICS, INC. OPENS PHASE I/II IND AND ANNOUNCES NEW EXECUTIVE APPOINTMENTS

WOBURN, MA--September 21, 2001--SELECT Therapeutics, Inc.
(AMEX:XZL) and its joint venture, Cell Science Therapeutics, Inc. (CST or the Company) today announced that they have opened an IND for a Phase I/II study of its TranStem(TM) system for the expansion of autologous stem cells for transplantation. Additionally, SELECT Therapeutics, Inc. announced new appointments to its executive management team and its Board of Directors.

SELECT Therapeutics, Inc. and CST are pioneering the clinical development of novel, cell-based therapeutic products employing propriety tissue engineering, cell growth, and cell targeting technologies. These biopharmaceutical products are intended to treat and/or cure certain cancers, immunodeficiencies and infectious diseases. The Company's technology seeks to capitalize on the inherent capabilities of adult stem cells and avoids the need to use embryonic cells.

Dr. Mark Pykett, President of CST, stated, "We are pleased to have opened the IND for the TranStem(TM) stem cell expansion system. We are now preparing the system for Phase I/II clinical trial implementation and look forward to beginning patient studies at the Dana Farber Cancer Institute, Boston, MA, in the near future."

Using its Cytomatrix(TM) technology platform, CST has developed a system, termed TransStem(TM), which is capable OF expanding human hematopoietic stem cells, gathered from patients before they undergo chemotherapy, without requiring the addition of cytokines to the culture. Specifically, when these stem cells were cultured in the Cytomatrix(TM)-based system for two weeks the number of stem cells increased an average of 4-fold. To the Company's knowledge, this level of EX VIVO expansion has not been otherwise achieved in the absence of cytokine augmentation.

SELECT's Chairman, Mr. Robert Bender, also announced that the Board has appointed Dr. Andrew Muir as CEO and Director. Dr. Muir comes to SELECT with over 30 years of management experience in the US and Europe. For twenty years he was with the Perkin Elmer Corporation (now Applera Corporation) where he served in a number of managerial capacities. He then worked with a number of smaller companies, notably MediSense and ChemCore (now Caliper Technologies) as a senior executive manager. Dr. Muir has worked with a number of other biomedical companies as a senior executive focused on product development. He is a member of the Board of Directors for a number of private technology companies. Dr. Muir holds a PhD in Physical Chemistry is from Oxford University


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(England) and also holds an MBA from Pace University (New York). Dr. Muir stated, "I am delighted to be joining the SELECT team and look forward to being part of the company as we work to exploit our superb array of proprietary technologies in a range of commercial products."

Mr. Bender also announced that Mr. Thomas Reardon would become Vice-Chairman of the SELECT Board of Directors. Mr. Reardon joined SELECT as a Director in January 1999. He is the CEO of Cambio Health Solutions, LLC, an affiliate of Quorum Health Resources, LLC and is also "of counsel" to the law firm Greenberg, Traurig in its Boston office. In addition, Mr. Reardon serves as a director of numerous organizations in the healthcare field.

Mr. Steve Peltzman has stepped down as CEO and Director of SELECT and Chairman of the Board of CST to pursue personal opportunities. Mr. Peltzman said, "I have truly enjoyed my tenure at SELECT and I look forward to watching their continued success."


ABOUT SELECT THERAPEUTICS, INC. (AMEX: XZL)

SELECT Therapeutics, Inc. (AMEX: XZL) and its joint venture with Cytomatrix, LLC, Cell Science Therapeutics, Inc. (CST), are pioneering the clinical development of novel, cell-based therapeutic products employing propriety tissue engineering, cell growth, and cell targeting technologies. On December 13, 2000, SELECT Therapeutics, Inc. (the Company) and Cytomatrix, LLC, (Cytomatrix), a privately-held California limited liability company, entered into a Joint Venture and Shareholder Agreement providing for the formation of a joint venture organized as a Delaware corporation named Cell Science Therapeutics, Inc. The Company and Cytomatrix each will own 50% of the equity of the Joint Venture. The Company has the right to acquire Cytomatrix, LLC and its interest in CST in 2002. The CST joint venture develops and commercializes novel biopharmaceutical products based on proprietary technology in cell culture, tissue engineering and immunology. For further information on SELECT Therapeutics, Inc., please visit our recently updated website at: www.selecttherapeutics.com. The Company can also be reached at its worldwide headquarters in Woburn, MA. USA at (781) 939-0995.

Certain of the statements contained in this news release may be considered forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. To the extent that any of the statements contained herein are forward-looking, such statements are based on current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking


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statements as a result of various factors, including, but not limited to, the high cost and uncertainty of the research and development of pharmaceutical products, the unpredictability of the duration and results of the U.S. Food and Drug Administration's review of new drug applications, SELECT's need for and ability to obtain additional capital, the possible impairment of, or inability to obtain, intellectual property rights and the cost of obtaining such rights from third parties and dependence on third parties to research, develop, manufacture and sell any products developed.






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